Exhibit 99.1

CELLTRION, INC.

(A Development Stage Enterprise)

Financial Statements

December 31, 2003 and 2002

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Celltrion, Inc.:

In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders’ equity and comprehensive loss and cash flows present fairly, in all material respects, the financial position of Celltrion, Inc. (a Development Stage Enterprise) at December 31, 2003 and 2002, and the results of its operations and its cash flows for the period from February 26, 2002 (date of inception) to December 31, 2002, for the year ended December 31, 2003 and, cumulatively, for the period from February 26, 2002 (date of inception) to December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the financial statements, the Company has had recurring losses from inception and continues to require additional capital contributions and third party financing to continue its business objectives. Management’s plans in regard to these matters are also discussed in Note 3.

/s/ Samil PricewaterhouseCoopers

Seoul, Korea
September 18, 2006

Celltrion, Inc.
(A Development Stage Enterprise)

BALANCE SHEETS

ASSETS

	December 31, 2003		December 31, 2002

	(in millions of Korean Won, except share data)

Current assets:
Cash and cash equivalents	~~W~~	11,596	~~W~~	22,203
Investment securities		—		10,000
Value-added tax receivable		1,362		12
Other current assets		1,055		816

Total current assets		14,013		33,031
Deposits and other non-current assets		6,853		2,867
Restricted cash		10,000		—
Investment in affiliate		6,557		7,713
Property and equipment		64,898		18,954
Intangible assets		35,859		51,748

Total assets	~~W~~	138,180	~~W~~	114,313

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Payable to related parties	~~W~~	5,466	~~W~~	466
Accounts payable		163		233
Accrued interest and other liabilities		534		407
Accrued liabilities – related parties		3,467		1,300
Written call option		4,294		4,270
Current portion of non-current obligations		1,359		—

Total current liabilities		15,283		6,676
Deferred tax liability		—		1,791
Non-current obligations		38,296		13,051

Total liabilities		53,579		21,518

Commitments and contingencies

Stockholders’ equity:
Preferred stock: ~~W~~5,000 par value; 12,515,000 and 9,880,000 shares authorized; 8,515,000 and 8,125,000 shares issued and outstanding as of December 31, 2003 and 2002, respectively		42,575		40,625
Common stock: ~~W~~5,000 par value; 7,800,000 shares authorized; 7,800,000 shares issued and outstanding as of December 31, 2003 and 2002		39,000		39,000
Additional paid in capital		30,481		22,438
Deficit accumulated during development stage		(26,850)		(8,951)
Deferred stock compensation		(502)		(226)
Accumulated other comprehensive loss		(103)		(91)

Total stockholders’ equity		84,601		92,795

Total liabilities and stockholders’ equity	~~W~~	138,180	~~W~~	114,313

The accompanying notes are an integral part of these financial statements.

Celltrion, Inc.
(A Development Stage Enterprise)

STATEMENTS OF OPERATIONS

	Year Ended December 31,		Period from February 26, 2002 (Inception) through December 31,
	2003		2002		2003

	(in millions of Korean Won)
Operating expenses:
Research and development	~~W~~	695	~~W~~	—	~~W~~	695

General and administrative:
Related party		278		5,210		5,488
Other		1,969		1,446		3,415

Total general and administrative		2,247		6,656		8,903
Amortization of intangible assets		1,877		1,564		3,441
Impairment of intangible asset		14,012		—		14,012

Loss from operations		(18,831)		(8,220)		(27,051)
Investment and other income, net		1,509		1,225		2,734
Change in fair value of net written call option		(24)		496		472

Loss before income taxes		(17,346)		(6,499)		(23,845)
Provision for (benefit from) income taxes		(1,791)		1,791		—

Loss before loss from equity method investment		(15,555)		(8,290)		(23,845)
Loss from equity method investment		(2,344)		(661)		(3,005)

Net loss	~~W~~	(17,899)	~~W~~	(8,951)	~~W~~	(26,850)

The accompanying notes are an integral part of these financial statements.

Celltrion, Inc.
(A Development Stage Enterprise)

STATEMENTS OF CASH FLOWS

	Year Ended December 31,		Period from February 26, 2002 (Inception) through December 31,

	2003		2002		2003

	(in millions of Korean Won)
Cash flows from operating activities:
Net loss	~~W~~	(17,899)	~~W~~	(8,951)	~~W~~	(26,850)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation		98		20		118
Amortization of intangibles		1,877		1,564		3,441
Change in fair value of net written call option		24		(496)		(472)
Deferred tax provision		(1,791)		1,791		—
Equity-based compensation expense		72		5,021		5,093
Impairment of intangible asset		14,012		—		14,012
Loss from equity method investment		2,344		661		3,005
Changes in operating assets and liabilities:
Value-added tax receivable		(1,350)		(12)		(1,362)
Other current assets		(155)		(816)		(971)
Accrued interest expense and other liabilities		127		15		142
Accounts payable		(109)		233		124

Net cash used in operating activities		(2,750)		(970)		(3,720)

Cash flows from investing activities:
Purchase of investment securities		—		(10,000)		(10,000)
Sale of investment securities		10,000		—		10,000
Restricted cash		(10,000)		—		(10,000)
Purchase of property and equipment		(36,753)		(5,061)		(41,814)
Investment in affiliate		—		(8,423)		(8,423)
Deposits		(6,410)		(1,297)		(7,707)

Net cash used in investing activities		(43,163)		(24,781)		(67,944)

Cash flows from financing activities:
Proceeds from issuance of preferred stock, net of issuance costs		8,702		48,141		56,843
Proceeds from non-current obligations		27,855		—		27,855
Payments on non-current obligations		(1,251)		—		(1,251)
Common stock issuance costs		—		(187)		(187)

Net cash provided by financing activities		35,306		47,954		83,260

(Decrease) increase in cash and cash equivalents		(10,607)		22,203		11,596
Cash and cash equivalents at beginning of period		22,203		—		—

Cash and cash equivalents at end of period	~~W~~	11,596	~~W~~	22,203	~~W~~	11,596

Supplemental disclosure of cash flow information:
Income taxes paid (net of tax refunds)	~~W~~	128	~~W~~	126	~~W~~	254

Supplemental schedule of non cash investing and financing activities:
Seller financed acquisition of property	~~W~~	—	~~W~~	13,051	~~W~~	13,051
Deferred financing fees		(260)		260		—
Accrued purchases of construction in progress		7,167		858		8,025
Issuance of common stock for intangible assets		—		48,546		48,546

The accompanying notes are an integral part of these financial statements.

Celltrion, Inc.
(A Development Stage Enterprise)

Statements of Stockholders’ Equity and Comprehensive Loss

									Deficit Accumulated During Development Stage
							Additional Paid-In Capital				Deferred Stock Compensation		Accumulated Other Comprehensive Loss		Total Stockholders’ Equity
	Preferred Stock			Common Stock

	Shares	Amount		Shares	Amount

	(in millions of Korean Won, except share data)
Balance at February 26, 2002 (inception)	—	~~W~~	—	—	~~W~~	—	~~W~~	—	~~W~~	—	~~W~~	—	~~W~~	—	~~W~~	—
Comprehensive loss:
Net loss	—		—	—		—		—		(8,951)		—		—		(8,951)
Translation adjustment	—		—	—		—		—		—		—		(91)		(91)

Total comprehensive loss																(9,042)
Issuance of common stock in exchange for non-cash contribution, net of issuance costs of ~~W~~187	—		—	7,800,000		39,000		9,359		—		—		—		48,359
Issuance of preferred stock, net of issuance costs of ~~W~~312	8,125,000		40,625	—		—		7,776		—		—		—		48,401
Deferred compensation on stock options	—		—	—		—		244		—		(244)		—		—
Equity-based compensation expense	—		—	—		—		5,007		—		18		—		5,025
Effect of equity investee’s stock transactions	—		—	—		—		52		—		—		—		52

Balance at December 31, 2002	8,125,000	~~W~~	40,625	7,800,000	~~W~~	39,000	~~W~~	22,438	~~W~~	(8,951)	~~W~~	(226)	~~W~~	(91)	~~W~~	92,795

Comprehensive loss:
Net loss	—		—	—		—		—		(17,899)		—		—		(17,899)
Translation adjustment	—		—	—		—		—		—		—		(12)		(12)

Total comprehensive loss																(17,911)
Issuance of preferred stock, net of issuance costs of ~~W~~274	390,000		1,950	—		—		6,492		—		—		—		8,442
Deferred compensation on stock options	—		—	—		—		390		—		(390)		—		—
Equity-based compensation expense	—		—	—		—		—		—		114		—		114
Effect of equity investee’s stock transactions	—		—	—		—		1,161		—		—		—		1,161

Balance at December 31, 2003	8,515,000	~~W~~	42,575	7,800,000	~~W~~	39,000	~~W~~	30,481	~~W~~	(26,850)	~~W~~	(502)	~~W~~	(103)	~~W~~	84,601

The accompanying notes are an integral part of these financial statements.

Celltrion, Inc.
(A Development Stage Enterprise)

NOTES TO FINANCIAL STATEMENTS

December 31, 2003 and 2002

1. Description of Business

          Nature of Development Stage Activities

Celltrion, Inc. (the “Company” or “Celltrion”) is a development stage bio-manufacturing company formed to manufacture mammalian cell-cultured biopharmaceutical products in Incheon, Republic of Korea. The Company was incorporated on February 26, 2002 (“Inception”) and since that date its principal activities have consisted of design and construction of a manufacturing facility in Incheon and partially funding the construction of a U.S. biopharmaceutical manufacturing facility, as well as raising capital and recruiting scientific and management personnel.

The Company’s development activities involve inherent risks. These risks include, among others, dependence on key personnel and the Company’s ongoing need to finance its operations prior to commencement of manufacturing operations. Successful future operations will depend on the Company’s ability to secure contract manufacturing agreements for biopharmaceutical products. In addition, the Company is dependent on VaxGen, Inc. (“VaxGen”), a United States-based corporation and the Company’s largest initial stockholder, to provide certain technical support.

Celltrion was formed under the terms of a Joint Venture Agreement (“JVA”) between VaxGen and Nexol Biotech Co., Ltd. (“Nexol”), Nexol Co., Ltd. (“Nexol Co”), Korea Tobacco & Ginseng Corporation (“KT&G”) and J. Stephen & Company Ventures Ltd. (“JS”, and together, the “Korean Investors”). In order to build and operate the manufacturing facility, Celltrion raised cash from the Korean Investors, obtained a bank loan secured by the Korean Investors and received an in-kind investment by VaxGen of cell culture technology and production support.

Also in 2002, the Company entered into a Supply Agreement, a License Agreement and a Sub-License Agreement with VaxGen. Originally, the Company planned to use the manufacturing facility to produce bulk drug substance for an investigational recombinant protein vaccine designed to prevent infection by the human immunodeficiency virus (“AIDSVAX”), under the Supply Agreement and Sub-License Agreement, as well as other biopharmaceutical products. VaxGen, however, announced in 2003 that it would not continue development of AIDSVAX, and since then, Celltrion has focused on marketing the manufacturing facility as a contract manufacturing organization for the production of other biopharmaceutical products. In June 2005, the Company entered into several agreements to manufacture biologic products being developed by Bristol-Myers Squibb Company (“BMS”). The Company plans to manufacture BMS products in bulk at its manufacturing facility beginning in 2006.

Under the terms of the JVA, the Company was managed in 2002 and 2003 by a Board of Directors composed of five individuals. VaxGen held two seats on the Company’s Board and was entitled to appoint the senior executive officer (“Representative Director”) of the Company, which VaxGen may continue to do so long as VaxGen retains 66-2/3% of its initial shareholdings in the Company.

In December 2002, the Company engaged Daewoo Engineering and Construction Co., Ltd. (“Daewoo”) to manage the construction of the manufacturing facility and administration buildings. Daewoo became a stockholder in January 2003, when they purchased 260,000 shares of the Company’s preferred stock.

See Subsequent Events in Note 14.

2. Significant Accounting Policies

          Basis of Presentation

The accompanying financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are presented in Korean Won (~~W~~).

          Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. On an ongoing basis, the Company evaluates its estimates, which include, among others, those related to intangible assets, derivatives, property and equipment, income taxes and other contingencies. The estimates are based on historical experience and on various other assumptions that appear to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

          Cash Equivalents

All short-term investments with an original maturity at date of purchase of less than three months are considered to be cash equivalents.

          Investment Securities

The Company determines the appropriate classification of its investments in debt and equity securities at the time of purchase and re-evaluates classifications at each balance sheet date. Debt securities are classified as held to maturity when the Company has the intent and ability to hold the securities to maturity. Held-to-maturity debt securities are stated at amortized cost and include government agency and corporate obligations. Available-for-sale investments are marked to market at each reporting period, with changes in value recorded as a component of other comprehensive income. If declines in value are deemed other-than-temporary, a charge is made to net loss for the period. At December 31, 2003 and 2002, investment securities consist of time deposits with an original maturity date at purchase ranging from three months to one year. These securities are classified as “held-to-maturity” securities under the provisions of Statement of Financial Accounting Standards (“FAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Accordingly, these short-term investments are recorded at cost, which approximates fair value.

          Restricted Cash

At December 31, 2003, the Company was required to maintain a minimum deposit to secure a long-term loan for the construction of the Company’s facility. This deposit is presented as non-current restricted cash.

          Property and Equipment

Construction in progress represents costs incurred for the design, construction and validation of the manufacturing facility and the administration buildings in Incheon. Depreciation is not recognized for construction in progress until the related assets are operational and placed in service. At December 31, 2003, the manufacturing facility was not yet operational and, therefore, depreciation had not been recognized. Property and equipment are recorded at cost and depreciated over the estimated useful lives of the related assets using the straight-line method. Equipment, consisting of manufacturing equipment, computers and other office equipment, as well as machinery, vehicles and software, is depreciated over a five-year period. Land, machinery-in-transit and construction in progress are not depreciated.

Interest incurred during construction of facilities is capitalized and amortized over the life of the related asset. Interest capitalization ceases when a project or construction activities are substantially completed. Annual bank guarantee fees incurred during construction are also capitalized. Consulting services for technical assistance related to the design, engineering and construction of the facilities are also capitalized and amortized over the life of the related asset. Expenditures that materially increase values, change capacities or extend useful lives are capitalized. Repairs and maintenance are charged to expense as incurred.

          Intangible Assets

The Company accounts for intangible assets in accordance with the provisions of FAS No. 142, Goodwill and Other Intangible Assets, (“FAS 142”). As of December 31, 2003, intangible assets consisted of intellectual property and know-how licensed from VaxGen and used in construction of the Company’s manufacturing facility. Intangible assets are recorded at cost, less accumulated amortization. Intangible assets are amortized over their estimated useful lives, ranging from 5 to 21 years, on a straight-line basis. The Company reviews its intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events and circumstances that would trigger an impairment analysis include a significant decrease in the market value of an asset; a significant, other-than-temporary change in the manner or extent that an asset is used, including a decision to abandon acquired products, services or technologies; a significant adverse change in operations or business climate affecting the asset; and historical operating or cash flow losses expected to continue for the foreseeable future associated with the asset. When such an event occurs, management determines whether there has been an impairment by comparing the anticipated undiscounted future net cash flows to the related asset’s carrying value. If an asset is considered impaired, the asset is written down to fair value less costs to sell. Fair value is determined based either on discounted cash flows or appraised values, depending on the nature of the asset.

          Bank Financing Fees

Financing costs related to the construction of the Company’s facility are included in construction in progress.

          Research and Development Costs

Research and development costs consist primarily of salaries, benefits and other headcount-related costs associated with certain personnel. Also, certain third party costs, such as costs for consultants and maintenance and license fees are also charged to research and development. All research and development costs are charged to expense as incurred.

          Income Taxes

The Company accounts for income taxes under the provisions of FAS No.109, Accounting for Income Taxes (“FAS 109”). Deferred income taxes are provided based on the estimated future tax effects of temporary differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established to reduce deferred tax assets to the amount expected to be realized.

          Fair Value of Financial Instruments

The Company has financial instruments other than cash, cash equivalents and investment securities, consisting of interest receivable, accounts payable and payables to related parties. The fair value of these financial instruments approximates their carrying amount due to their short-term nature.

The Company also has an outstanding derivative liability. Through December 31, 2003, the fair market value of this instrument was re-measured quarterly and was classified as a current liability.

          Derivative Accounting

The Company recognizes all derivatives as either assets or liabilities in the balance sheets and measures those instruments at their fair value in accordance with FAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“FAS 133”). Changes in fair value are recognized in the statement of operations in changes in fair value of net written call option.

          Stock-Based Compensation

The Company accounts for stock-based compensation arrangements in accordance with the provisions of FAS No. 123, Accounting for Stock-Based Compensation (“FAS 123”) using the fair value method. Under this method, compensation costs for stock option grants are measured at the grant date based on the fair value of the award and recognized over the service period, which is the vesting period, using the straight-line method. The effect of forfeitures is recognized when incurred.

          Comprehensive Loss

Comprehensive loss includes all changes in equity (net assets) during a period from non-owner sources. FAS No. 130, Reporting Comprehensive Income (“FAS 130”), requires companies to classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. Accumulated other comprehensive income or loss is shown in the statement of stockholders’ equity. For the Company, other comprehensive items principally consist of unrealized gains or losses on foreign currency translations.

          Investment in Affiliate

Investment in affiliate, which consists of a partial ownership interest in a company formed to build a manufacturing facility in the United States, is accounted for under the equity method of accounting as required by Accounting Principles Board Opinion (“APB”) No. 18, The Equity Method of Accounting for Investments in Common Stock. Under this method, an investment is recorded at acquisition cost and subsequently adjusted for the equity in profits or losses of the investee from the date of acquisition of the equity interest.

When an equity method investee sells additional shares to parties other than the investor, the investor’s percentage ownership interest in the investee changes. In the event that the selling price per share is more or less than the investor’s average carrying amount per share, there is a gain or loss to the investor that must be accounted for in additional paid-in capital if the equity method investee is in the early stages of its business development. This gain or loss is accounted for in accordance with Staff Accounting Bulletin Topic 5H, Accounting for Sales of Stock of a Subsidiary (“SAB Topic 5H”).

          Foreign Currency Translation

The Company’s foreign investment is translated using the spot rate on the balance sheet date. Equity in profits or losses of the investee is translated at the average exchange rate for the period. Translation adjustments resulting from changes in exchange rates are reported as a component of other comprehensive loss. Foreign currency transaction gains and losses are included in the determination of net loss.

          Business Segments

The Company has determined that, in accordance with FAS No. 131, Disclosures about Segments of an Enterprise and Related Information (“FAS 131”), it operates in one segment as it is a development stage entity incurring costs mainly for the construction of its manufacturing facility.

          New Accounting Pronouncements

In December 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46R, Consolidation of Variable Entities (“FIN 46R”), a revised interpretation of Interpretation No. 46, Consolidation of Variable Entities (“FIN 46”). FIN46R supersedes FIN 46 and clarifies and expands current accounting guidance for variable interest entities. For non-public entities, FIN 46 and FIN 46R should be applied to variable interest entities created after December 31, 2003, effective immediately, and to variable interest entities created prior to December 31, 2003, by the beginning of the first annual period beginning after December 15, 2004. The Company’s adoption of FIN 46 and FIN 46R as of January 1, 2005 are not expected to have a material effect upon the Company’s financial reporting or disclosure.

In December 2004, the FASB issued FAS No. 123 (revised 2004), Share-Based Payment (“FAS 123R”), which is a revision of FAS 123. FAS 123R supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and amends FAS No. 95, Statement of Cash Flows (“FAS 95”). Generally, the approach in FAS 123R is similar to the approach described in FAS 123. However, FAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro forma disclosure is no longer an alternative. FAS 123R must be adopted in annual periods beginning after July 1, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued. The Company will adopt FAS 123R on January 1, 2006. As the Company has to adopt a forfeiture rate and apply this rate to grants after the effective date, the Company expects an immaterial impact upon the adoption of FAS 123R due to its historically low and its expected low forfeiture rate.

In December 2004, the FASB issued FAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions (“FAS 153”). FAS 153 addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. The provisions in FAS 153 are effective for nonmonetary asset exchanges occurring in fiscal years beginning after June 15, 2005, which is effective with the Company’s first quarter of fiscal 2006. The Company does not expect adoption of this standard will have a material impact on its financial position, results of operations or cash flows.

In March 2005, the Securities and Exchange Commission (“SEC”) published Staff Accounting Bulletin No. 107 (“SAB 107”). The interpretations in this staff accounting bulletin express the views of the staff regarding the interaction between FAS 123R and certain SEC rules and regulations and provide the staff’s views regarding the valuation of share-based payment arrangements for public companies. In particular, SAB 107 provides guidance related to share-based payment transactions with non-employees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-U.S. GAAP financial measures, first-time adoption of FAS 123R in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of FAS 123R, the modification of employee share options prior to adoption of FAS 123R and disclosures subsequent to adoption of FAS 123R. The Company will comply with SAB 107 upon its adoption of FAS 123R.

In May 2005, the FASB issued FAS No. 154, Accounting Changes and Error Corrections—A replacement of APB Opinion No. 20 and FASB Statement No. 30 (“FAS 154”). FAS 154 replaces APB No. 20, Accounting Changes and FAS No. 3, Reporting Accounting Changes in Interim Financial Statements and changes the requirements for the accounting for, and reporting of, a change in accounting principles. FAS 154 applies to all voluntary changes in accounting principles and changes required by an accounting pronouncement in the instance that the pronouncement does not include specific transition provisions. Under previous guidance, changes in accounting principles were recognized as a cumulative effect in the net income of the period of the change. FAS 154 requires retrospective application of changes in accounting principles, limited to the direct effects of the change, to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. Additionally, FAS 154 requires that a change in depreciation, amortization or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle and that correction of errors in previously issued financial statements should be termed a “restatement.” The provisions in FAS 154 are effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, which is effective with the Company’s first quarter of fiscal 2006. The Company intends to adopt the disclosure requirements upon the effective date of the pronouncement. The Company does not believe that the adoption of this pronouncement will have a material effect on its financial position, results of operations or cash flows.

In August 2005, the FASB issued FASB Staff Position (“FSP”) FAS 123R-1, Classification and Measurement of Freestanding Financial Instruments Originally Issued in Exchange for Employee Services under FASB Statement No. 123R (“FSP1”).In FSP1, the FASB decided to defer the requirements in FAS 123 that make a freestanding financial instrument subject to the recognition and measurement requirements of other U.S. GAAP when the rights conveyed by the instrument are no longer dependent on the holder being an employee. In October 2005, the FASB issued FSP FAS 123R-2, Practical Accommodation to the Application of Grant Date as Defined in FASB Statement No. 123(R) (“FSP2”).In FSP2, the FASB is providing companies with a “practical accommodation” when determining the grant date of an award that is subject to the accounting provisions in FAS 123R. In November 2005, the FASB issued FSP FAS 123R-3, Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards (“FSP3”). FSP3 provides an elective alternative method that establishes a computational component to arrive at the beginning balance of the accumulated paid-in capital pool related to employee compensation and a simplified method to determine the subsequent impact on the accumulated paid-in capital pool of employee awards that are fully vested and outstanding upon the adoption of FAS 123R. In February 2006, the FASB issued FSP FAS 123R-4, Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event (“FSP4”), which concludes that a cash settlement feature that can be exercised only upon the occurrence of a contingent event that is outside the employee’s control does not become a liability until it becomes probable that the event will occur. An option or similar instrument that is classified as equity, but subsequently becomes a liability because the contingent cash settlement event is probable of occurring, shall be accounted for similar to modification from an equity to liability award. To the extent that the liability exceeds the amount previously recognized in equity, the excess is recognized as compensation cost. The total recognized compensation cost for an award with a contingent cash settlement feature shall at least equal the fair value of the award at the grant date. FSP4 is applicable only for options or similar instruments issued as part of employee compensation arrangements. The guidance in FSP1, FSP2, FSP3 and FSP4 will be applied upon the Company’s adoption of FAS 123R.

In November 2005, the FASB issued FSP FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The guidance in this FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other-than-temporary and the measurement of an impairment loss. The FSP is applicable for investments in equity securities that are subject to the scope of FAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (“FAS 115”), FAS 124, Accounting for Certain Investments Held by Not-for-Profit Organization (“FAS 124”) or investments in equity securities not accounted for under the equity method pursuant to APB No. 18, The Equity Method of Accounting for Investments in Common Stock (“cost-method investments”). The guidance is to be applied prospectively in periods beginning after December 15, 2005. The Company’s current investments in equity securities are not subject to FAS 115 or FAS 124 and they are not cost-method investments; accordingly, this FSP is not expected to have any impact on the Company’s results of operations and financial position.

In October 2005, the FASB issued FSP FAS 13–1, Accounting for Rental Costs Incurred during a Construction Period (“FSP FAS 13-1”). FSP FAS 13–1 requires rental costs associated with building or ground leases incurred during a construction period to be recognized as rental expense. In addition, FSP FAS 13–1 requires lessees to cease capitalizing rental costs, as of December 15, 2005, for operating lease agreements entered into prior to December 15, 2005. Early adoption is permitted. The Company does not expect that FSP FAS 13–1 will have a material impact on the Company’s results of operations and financial position.

In February 2006, the FASB issued FAS No. 155, Accounting for Certain Hybrid Instruments (“FAS 155”), which permits, but does not require, fair value accounting for any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation in accordance with FAS 133. FAS 155 subjects beneficial interests issued by securitization vehicles to the requirements of FAS 133. FAS 133 is effective as of April 1, 2007, with earlier adoption permitted. The Company does not expect that FAS 155 will have a material impact on the Company’s results of operations and financial position.

In March 2006, the Emerging Issues Task Force (“EITF”) reached a tentative consensus on Issue No. 06-3, How Sales Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation) (“EITF 06-3”). EITF 06-3 addresses income statement classification and disclosure requirements of externally-imposed taxes on revenue-producing transactions. EITF 06-3 is effective for periods beginning after December 15, 2006. The Company does not expect the implementation of EITF 06-3 to have a material impact on the Company’s results of operations and financial position.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. FIN 48 requires that the Company recognize in its financial statements the impact of a tax position if that position is more likely than not of being sustained upon audit, based on the technical merits of the position. FIN 48 is effective for fiscal years beginning after December 15, 2006 which is the beginning of the Company’s fiscal 2007. The Company is currently evaluating the impact of adopting FIN 48 on the Company’s results of operations and financial position.

3. Losses during the Development Stage

The Company has incurred development stage losses and has an accumulated deficit. The Company believes the expected level of cash, cash equivalents and short term investment will be sufficient to fund planned expenditures and continue its construction and validation through December 2007.

Plan of financing:

In January 2006, the Company sold 1,136,360 shares of its common stock to third-party institutional investors resulting in cash proceeds of ~~W~~25 billion. In June 2006, the Company obtained an aggregate amount of ~~W~~40 billion loans from Shinhan Bank and Woori Bank. Further, the Company has provisional agreements from these two banks promising additional loans of ~~W~~80 billion in 2006. In addition to these financings, the Company began production of products and sales in June 2006. The Company expects to reach full production capacity and generate positive cash flows from operations in the middle of 2007.The Company believes that these financings and cash flows from operations should be adequate for the anticipated capital requirements including construction and validation of the manufacturing facility expansion.

See Subsequent Events in Note 14.

4. Balance Sheet Components

          Property and Equipment

The following is a summary of property and equipment as of December 31 (in millions):

	2003		2002

Construction in progress	~~W~~	49,163	~~W~~	4,237
Land		15,033		14,580
Machinery, equipment and software		820		157

		65,016		18,974
Less: accumulated depreciation		(118)		(20)

	~~W~~	64,898	~~W~~	18,954

Interest capitalized on construction activities for the year ended December 31, 2003 and the period from Inception to December 31, 2002 was ~~W~~1,653 million and ~~W~~392 million, respectively. Financing costs related to construction were ~~W~~1,950 million, zero and ~~W~~1,950 million for the year ended December 31, 2003, for the period from Inception to December 31, 2002 and for the period from Inception to December 31, 2003, respectively. Such financing costs are included with capitalized interest in construction in progress. Depreciation expense was ~~W~~98 million, ~~W~~20 million and ~~W~~118 million for the year ended December 31, 2003, for the period from Inception to December 31, 2002 and for the period from Inception to December 31, 2003, respectively.

          Intangible Assets

In order to build and operate the manufacturing facility, Celltrion received an in-kind investment by VaxGen of cell culture technology and production support. In 2002, the Company entered into a License Agreement, a Supply Agreement and a Consulting Agreement with VaxGen. The Company determined the value of each agreement based on discounted future cash flows. The intangible assets related to the agreements were recorded at fair value on the date the assets were acquired. The Company accounts for intangible assets in accordance with FAS 142. The following is a summary of intangible assets as of December 31 (in millions):

	2003		2002

Technology license	~~W~~	39,264	~~W~~	39,264
Supply agreement		—		14,012
Consulting agreement		36		36

		39,300		53,312
Less: accumulated amortization		(3,441)		(1,564)

	~~W~~	35,859	~~W~~	51,748

In February 2003, VaxGen discontinued further development of the vaccines which were intended to be produced under the Supply Agreement. As a result, the Company no longer expected cash flows to be generated by the Supply Agreement and accordingly determined that the value of the Supply Agreement had been impaired in accordance with FAS 142. The Company recorded an impairment charge of ~~W~~14,012 million in the year ended December 31, 2003, bringing the net book value of the intangible to zero. The intangible asset related to the technology license was not impaired since this license relates to technology used to construct the Company’s manufacturing facility, which will be applied to products other than AIDSVAX. See Subsequent Events in Note 14.

The following is a summary of the estimated amortization expense for intangible assets during the next five years:

Year Ended December 31,	In Millions

2004	~~W~~	1,877
2005		1,877
2006		1,877
2007		1,871
2008		1,870

          Restricted Cash

At December 31, 2003 and 2002, the Company had restricted cash of ~~W~~10,000 million and zero, respectively, on deposit with its lending bank, representing a minimum deposit required to secure a loan.

          Deposits

At December 31, 2003 and 2002, the Company had ~~W~~5,825 million and zero, respectively, representing the remaining balance of advanced payments made to Daewoo, included in deposits and other non-current assets.

          Net Written Call Option

The Company granted VaxGen the right to purchase all of the shares held by the Company in its affiliate (see Note 5) until February 24, 2008 (“Written Call Option”), and was required to sell its ownership interest in its affiliate if VaxGen was to receive FDA approval to market any of its products manufactured at the California facility prior to February 24, 2008 (“Purchased Put Option”) (collectively, “Net Written Call Option”). Using the Black-Scholes option pricing model, the Company determined the fair value of the Net Written Call Option, a derivative liability, was ~~W~~4,766 million and recorded it in 2002, based upon FAS 133. At December 31, 2003 and 2002, the Net Written Call Option was presented at its estimated fair value of ~~W~~4,294 million and ~~W~~4,270 million, respectively. The Company recorded an increase of ~~W~~24 million, a decrease of ~~W~~496 million and a decrease of ~~W~~472 million, as change in fair value of Net Written Call Option in the statement of operations for the year ended December 31, 2003, for the period from Inception to December 31, 2002 and for the period from Inception to December 31, 2003, respectively. See Subsequent Events in Note 14.

5. Investment in Affiliate

On June 7, 2002, the Company, together with VaxGen, formed VaxGen-Celltrion, Inc. (“VCI”) in order to build and operate an intermediate-scale manufacturing facility in the United States. The facility includes approximately 20,000 square feet of manufacturing space as well as quality control laboratories, office and expansion space. VCI has been designed for technical transfer and training in support of VaxGen’s AIDSVAX product. According to the VCI Joint Venture Agreement, the Company agreed to contribute a total of 7.0 million U.S. dollars (~~W~~8,423 million) to VCI for the purpose of providing initial funding for construction of the U.S. manufacturing facility. In July 2002, Celltrion made an initial investment of 3.0 million U.S. dollars (~~W~~3,610 million) to capitalize VCI. The remaining 4.0 million U.S. dollars (~~W~~4,813 million) was funded in December 2002. The Company was initially the sole stockholder of VCI. Celltrion held 7.0 million shares of common stock as of December 31, 2002, as a result of its capital contributions. The Company is not obligated to contribute further to VCI, and VaxGen is responsible for all costs in relation to validation, operation and licensure of the VCI facility as well as capital costs in excess of 7.0 million U.S. dollars. Effective as of the end of each calendar quarter, VCI is obligated to issue one share of its common stock to VaxGen for every U.S. dollar expended by VaxGen in connection with the validation, operation and licensure of the VCI facility and capital costs. From the formation of VCI, VaxGen, VCI’s only other stockholder, had the right to purchase all VCI shares held by the Company at a purchase price of one U.S. dollar per share plus simple interest at the U.S. prime rate. See Note 4 and Subsequent Events in Note 14.

The Board of Directors of VCI is comprised of three individuals, two of whom are from VaxGen and the third from Celltrion. Although the Company owned a majority of the common shares in 2002, it did not have operational control over VCI. Therefore, in accordance with Emerging Issues Task Force Issue 96-16, Investor’s Accounting for an Investee when the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights, the Company accounted for VCI using the equity method of accounting from the inception of VCI through December 31, 2003. Accordingly, the Company recognized equity method losses of VCI of ~~W~~2,344 million, ~~W~~661 million and ~~W~~3,005 million for the year ended December 31, 2003, for the period from Inception to December 31, 2002 and for the period from Inception to December 31, 2003, respectively.

During the year ended December 31, 2003 and the period from June 7, 2002 to December 31, 2002, VCI received from VaxGen 10.8 million U.S. dollars (~~W~~12,873 million) and 0.6 million U.S. dollars (~~W~~732 million), respectively, for funding the operations of VCI. As a result of these transactions, the Company’s ownership interest in VCI decreased from 100% in July 2002 to 92% at December 31, 2002 and to 38% at December 31, 2003. The Company’s net equity in VCI decreased through dilution by ~~W~~52 million for the period from Inception to December 31, 2002 and by ~~W~~1,161 million for the year ended December 31, 2003. As VCI is in the early stages of its business development, these decreases in the Company’s net equity in VCI have been reflected as equity transactions in additional paid-in capital in accordance with SAB Topic 5H. VCI did not issue any dividends in 2002 or 2003.

Summarized financial information for VCI is as follows (in millions):

			Period from June 7, 2002
			through
	Year Ended		December 31,
	December 31,
	2003		2002		2003

Condensed Statements of Operations

Operating expenses	~~W~~	4,051	~~W~~	684	~~W~~	4,735
Net loss		(4,051)		(661)		(4,712)

	December 31,

	2003		2002

Condensed Balance Sheets

Current assets	~~W~~	423	~~W~~	6,349
Property and equipment		17,110		2,527
Total assets		17,533		8,876
Current liabilities		269		485
Stockholders’ equity		17,264		8,391
Total liabilities and stockholders’ equity		17,533		8,876

6. Non-current Obligations

The following is a summary of non-current obligations as of December 31 (in millions):

	2003		2002

Land purchase obligation at 4%	~~W~~	11,800	~~W~~	13,051
Less: current portion		(1,359)		—

Non-current land purchase obligation		10,441		13,051
Construction loan (interest rate of 5.46% at December 31, 2003)		27,855		—

	~~W~~	38,296	~~W~~	13,051

In April 2002, the Company purchased land from Incheon Metropolitan City at a stated price of ~~W~~14,501 million. Of this amount, ~~W~~13,051 million was financed through Incheon Metropolitan City over a period of 10 years. Interest accrues at 4% annually and is payable together with five principal payments, which are scheduled to be paid every two years starting on April 1, 2004. Interest is capitalized as part of construction in progress during construction of the facility and other buildings. The Company made an advance principal payment of ~~W~~1,185 million during the year ended December 31, 2003 to obtain a ~~W~~66 million discount on the land’s purchase price.

In January 2003, the Company obtained collateralized long-term financing of ~~W~~52,000 million with a nine-year term from a Korean bank (the “Loan”). Funds from the Loan are to be used for construction of the administration buildings and manufacturing facility. As construction progresses, the bank funds 60% of the progress payments (up to ~~W~~52,000 million), while Celltrion pays the remaining 40%. The Company’s land and construction in progress represent collateral for the outstanding Loan balance. As of December 31, 2003, the carrying amounts for land and construction in progress were ~~W~~15,033 million and ~~W~~49,163 million, respectively. At December 31, 2003, the Company had unused commitments related to the Loan of ~~W~~24,145 million. Only interest payments are due monthly for the first four years of the Loan term, and principal and interest payments are due monthly for the remaining five years of the Loan term. Interest is adjusted quarterly, based on a 3-year Korean certificate of deposit rate plus 1.5%. Cash outlays for interest on borrowings related to this loan totaled ~~W~~988 million, zero and ~~W~~988 million for the year ended December 31, 2003, for the period from Inception to December 31, 2002 and for the period from Inception to December 31, 2003, respectively.

In addition, the Korean bank from which the Company obtained the Loan guarantees the Company’s outstanding balance under the land purchase agreement. As a result, the Company pays a guarantee fee of 1% of the outstanding land purchase balance at the beginning of each quarter. The guarantee fees for the year ended December 31, 2003, for the period from Inception to December 31, 2002 and for the period from Inception to December 31, 2003 were ~~W~~130 million, zero and ~~W~~130 million, respectively.

For all non-current obligations, ~~W~~3,603 million (consisting of ~~W~~1,950 million of Nexol service fees plus ~~W~~1,653 million in accrued interest) was capitalized for the year ended December 31, 2003, interest of ~~W~~392 million was capitalized for the period from Inception to December 31, 2002, including fees paid to Nexol related to the project loan and bank guarantee (see Note 8) and interest of ~~W~~ 3,995 million was capitalized for the period from Inception to December 31, 2003. All capitalized interest is included in the cost basis of the buildings during construction. No interest has been expensed by the Company since Inception.

Principal payments due for current and non-current obligations are as follows (in millions):

Year Ended December 31,

2004	~~W~~	1,359
2005		—
2006		2,610
2007		5,107
2008		8,181
2009 and beyond		22,398

	~~W~~	39,655

7. Comprehensive Loss

Comprehensive loss combines net loss and other comprehensive gains and losses. Other comprehensive gains and losses represent certain amounts that are reported as components of stockholders’ equity in the balance sheet, including unrealized gains or losses on foreign currency translations.

The Company’s comprehensive loss consists of the following (in millions):

	Year Ended December 31,		Period from Inception through December 31,

	2003		2002		2003

Net loss	~~W~~	(17,899)	~~W~~	(8,951)	~~W~~	(26,850)

Other comprehensive loss:
Foreign currency translation adjustments		(39)		10		(29)
Less: recognition of translation losses due to dilution in equity method investment		27		(101)		(74)

Other comprehensive loss		(12)		(91)		(103)

Comprehensive loss	~~W~~	(17,911)	~~W~~	(9,042)	~~W~~	(26,953)

8. Related Parties

          VaxGen Consulting Services Agreement

In 2002, the Company entered into a consulting services agreement with VaxGen, primarily to obtain technical assistance related to the design, engineering and construction of the Incheon manufacturing facility. Amounts capitalized to construction in progress related to the consulting services agreement with VaxGen were ~~W~~1,077 million, ~~W~~403 million and ~~W~~1,480 million for the year ended December 31, 2003, for the period from Inception to December 31, 2002 and for the period from Inception to December 31, 2003, respectively. The Company had outstanding payables due to VaxGen of ~~W~~574 million and ~~W~~466 million as of December 31, 2003 and 2002, respectively.

In 2002, the Company paid VaxGen ~~W~~200 million for prepaid 2002 and 2003 rent on shared office space in the United States.

          Equity Transactions

The Company issued preferred shares to related parties as follows:

•	3,120,000 preferred shares to Nexol & Nexol Co at a price of ~~W~~5,000 per share in 2002; and

•	260,000 preferred shares to Daewoo at a price of ~~W~~22,348 per share in 2003.

Based upon the weighted average prices for purchases of shares of preferred stock by independent third parties during 2002 and 2003, the Company determined the fair value of the preferred stock to be approximately ~~W~~6,600 per share in 2002 and ~~W~~9,984 per share in 2003. In 2002, the Company recorded ~~W~~5,007 million as compensation expense related to an equity transaction of 3.1 million shares with a related party, who is the Company’s Chief Executive Officer and the Chief Executive Officer and majority stockholder of Nexol, for the difference between this fair value and the purchase price.

In January 2003, Daewoo, the general contractor for the construction of the Company’s manufacturing facility and administrative buildings, purchased 260,000 shares of the Company’s preferred stock for ~~W~~22,348 per share. At the time of this purchase, Nexol and the Company’s Chief Executive Officer entered into a purchase agreement with Daewoo. Per the terms of this purchase agreement, upon the completion of the construction of the Company’s facility, Daewoo would sell these shares to Nexol at the original purchase price. The Company’s Chief Executive Officer guaranteed this agreement. See Subsequent Events in Note 14.

The Company had outstanding payables due to Daewoo of ~~W~~4,892 million and zero as of December 31, 2003 and 2002, respectively. Additionally, the Company had outstanding accruals due to Daewoo of ~~W~~3,467 million and zero as of December 31, 2003 and 2002, respectively. In 2003, the Company paid Daewoo ~~W~~35,061 million, including a ~~W~~14,987 million advance payment, for services performed under the construction contract with Daewoo. See Commitments and Contingencies in Note 12.

          Nexol Services Agreement

On February 28, 2002, the Company entered into a ~~W~~2,600 million services agreement (“Nexol Agreement”) with Nexol Co. Under the terms of the Nexol Agreement, Nexol Co agreed to provide the following services to the Company:

•	Arrange the funding required by the JVA, including equity financings of ~~W~~13,000 million (commission fee of ~~W~~520 million or 4%);

•	Arrange for the Loan of ~~W~~52,000 million (commission fee of ~~W~~1,820 million or 3.5%);

•	Arrange for the bank guarantee of ~~W~~13,000 million for the land purchase (commission fee of ~~W~~130 million or 1%);

•	Assist in obtaining required government approvals for Foreign Direct Investment (“FDI”), tax exemption on FDI and other tax incentives and investment-in-kind (management fee of ~~W~~50 million); and

•	Facilitate the smooth launch of Celltrion, including management and administrative services until the Company was able to hire employees (management fee of ~~W~~80 million).

In exchange for Nexol Co’s services, Celltrion paid ~~W~~1,300 million to Nexol Co in April 2002 and agreed to pay the remaining ~~W~~1,300 million within 30 days after the successful completion of the ~~W~~13,000 million equity financings and the ~~W~~52,000 million Loan. In April 2003, the Company and Nexol Co signed an agreement on the Payment of Services Fee (“Payment Agreement”) relative to the Nexol Agreement. Under the Payment Agreement, the Company paid Nexol Co 90% of the remaining balance due under the Nexol Agreement, or ~~W~~1,170 million, as final payment under the agreement. Under the Nexol Agreement and Payment Agreement, for the year ended December 31, 2003, for the period from Inception to December 31, 2002 and for the period from Inception to December 31, 2003, the Company recorded zero, ~~W~~130 million and ~~W~~130 million, respectively, as related party general and administrative expense. ~~W~~520 million was recorded in 2002 as deferred financing costs associated with the sale of preferred stock, which was recorded as a reduction of additional paid-in capital upon sale of the stock. The Company recorded stock issuance costs as a reduction of additional paid-in capital of ~~W~~260 million, ~~W~~130 million and ~~W~~390 million for the year ended December 31, 2003, for the period from Inception to December 31, 2002 and for the period from Inception to December 31, 2003, respectively. In addition, the ~~W~~1,950 million of fees related to the Loan were capitalized as construction in progress in 2003.

9. Equity

          Preferred Stock

Preferred stock gives the preferred stockholders the right to dividends from potential profits from the production of AIDSVAX. Preferred shares are convertible into common shares at a ratio of 1:1, upon the earlier of the cancellation of the Supply Agreement between VaxGen and Celltrion; or the thirteenth year of the JVA.

The Supply Agreement can be cancelled by VaxGen with 30 days’ written notice or by either party in the event of a material breach of the contract that is unresolved. Under the terms of the JVA, the Company issued:

•	7,670,000 shares of preferred stock at a price of ~~W~~5,000 per share, resulting in gross proceeds of ~~W~~38,350 million in 2002;

•	455,000 shares of preferred stock at a price of ~~W~~22,775 per share, resulting in gross proceeds of ~~W~~10,363 million in 2002;

•	390,000 shares of preferred stock at a price of ~~W~~22,348 per share, resulting in gross proceeds of ~~W~~8,716 million in 2003; and

•	7,800,000 shares of common stock to VaxGen in 2002 in exchange for technology and know-how valued at ~~W~~48,546 million.

Preferred stock issuance costs were ~~W~~312 million and ~~W~~274 million and common stock issuance costs were ~~W~~187 million and zero in 2002 and 2003, respectively. No dividends were paid by Celltrion through December 31, 2003.

Under the Korean Commercial Code, in order for a corporation to be able to pay dividends, it must have distributable profits. The Company did not accrue any preferred stock dividends during the period from Inception through December 31, 2003 as it incurred losses and did not have distributable profits. In the event that there are distributable profits, holders of the preferred stock shall be entitled to a dividend preference on a cumulative basis so that any preferred dividend not paid in a given year will be forwarded to succeeding years as an outstanding obligation of the Company until paid off. All preferred and common shares have equal voting rights.

10. Stock Options

Stock options are granted to employees upon completion of one year of service with the Company. All stock option grants require approval by the Board of Directors and stockholders. Shares under option vest 40% upon completion of the third year of service from the grant date. The remainder vests 30% each for the fourth and fifth year of service from the grant date. All stock option grants expire no later than 9 years from the date of grant, unless cancelled earlier due to termination of employment or other trigger events defined in the option agreement, such as the holder assigning or pledging their stock options or the Company being unable to comply with the exercise of the stock option due to bankruptcy or liquidation. Option grants for 123,250 preferred shares and 104,300 preferred shares (“Options”) were granted to employees on July 19, 2002 and February 22, 2003, respectively. The stock option plan has an anti-dilution provision that is triggered by the issuance of new shares or warrants at prices which are lower than the Option’s exercise price. No such events occurred prior to December 31, 2003.

For options issued on July 19, 2002 and February 22, 2003, the Company recorded deferred compensation in the amount of ~~W~~244 million and ~~W~~391 million, respectively. The Company recorded charges to compensation expense of ~~W~~114 million and ~~W~~18 million during the year ended December 31, 2003 and during the period from Inception to December 31, 2002. These expenses are expected to increase in future years due to additional awards and due to the effect of the anti-dilution provision of the Company’s options.

The following is a summary of the Company’s stock option activity and related information for the year ended December 31, 2003 and for the period from Inception through December 31, 2002:

	2003			2002

	Preferred Shares	Weighted average exercise price		Preferred Shares	Weighted average exercise price

Balance at beginning of period	123,250	~~W~~	8,334	—		—
Granted	104,300		8,334	123,250	~~W~~	8,334
Exercised	—		—	—		—
Forfeited	—		—	—		—

Balance at end of year	227,550	~~W~~	8,334	123,250	~~W~~	8,334

Options exercisable at end of period	—		—	—		—

The weighted average remaining contractual life of the Options outstanding at December 31, 2003 is approximately eight years. In accordance with FAS 123, the value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted assumptions:

	Period Ended December 31,

	2003	2002

Risk-free interest rate	4.9%	6.1%
Expected average life	6 years	6 years
Volatility	—	—
Expected dividends	—	—

The risk-free interest rate was calculated in accordance with the grant date and expected average life. The weighted average per share fair value of options granted during the year ended December 31, 2003 and the period from Inception to December 31, 2002 was ~~W~~3,747 and ~~W~~1,983, respectively.

11. Income Taxes

The provision for (benefit from) income taxes for the year ended December 31, 2003, for the period from Inception to December 31, 2002 and for the period from Inception to December 31, 2003 is summarized as follows (in millions):

	Year Ended December 31,		Period from Inception through December 31,		Period from Inception through December 31,
	2003		2002		2003

Current	~~W~~	(316)	~~W~~	(323)	~~W~~	(639)
Deferred		(1,475)		2,114		639

Provision for (benefit from) income taxes	~~W~~	(1,791)	~~W~~	1,791	~~W~~	—

The tax effects of temporary differences and carryforwards that give rise to deferred tax assets (liabilities) at December 31 are as follows (in millions):

	2003		2002

Deferred tax assets:
Net operating loss carryforwards	~~W~~	622	~~W~~	323
Research and other credits		706		—
Intangible amortization		451		—
Equity investments		268		108
Other		1		3

Total gross deferred tax assets		2,048		434
Less: valuation allowance		(1,636)		—

Total net deferred tax assets		412		434
Deferred tax liabilities:
Intangible assets basis difference		—		(1,932)
Capitalized assets		(318)		(170)
Purchase option changes		(68)		(75)
Other		(26)		(48)

Total gross deferred tax liabilities		(412)		(2,225)
Net deferred tax liabilities	~~W~~	—	~~W~~	(1,791)

Based on available evidence, including cumulative losses since Inception and expected future losses, the Company has determined that it is more likely than not that the deferred tax assets at December 31, 2003 will not be realized and, therefore, a valuation allowance has been provided on a portion of gross deferred tax assets.

The differences between the Korean statutory tax rate and the Company’s effective tax rate for the year ended December 31, 2003 and for the period from Inception through December 31, 2002 are as follows:

	Year Ended December 31,	Period from Inception through December 31,	Period from Inception through December 31,
As a percent of net loss before income taxes	2003	2002	2003

Statutory rate	27.5%	29.7%	27.5%
Exemption for foreign ownership	(13.1%)	(14.5%)	(13.1%)
Equity-based compensation expense	(0.1%)	(10.6%)	(2.9%)
Intangible assets book basis difference from tax basis	0.0%	(30.3%)	(8.1%)
Tax credits	3.6%	—	2.6%
Other	(0.5%)	0.7%	0.1%
Change in valuation allowance	(8.3%)	—	(6.1%)

Effective tax rate	9.1%	(25.0%)	—%

For the periods ended December 31, 2003 and 2002, the Company had net operating losses for tax purposes of ~~W~~2,202 million and ~~W~~2,131 million, respectively. The 2003 and 2002 net operating loss carryforwards expire in 2008 and 2007, respectively. Additionally, the Company has various tax credit carryforwards, expiring through 2010, totaling ~~W~~706 million. These carryforwards could be subject to certain limitations in the event there is a change in control of the Company.

The Company has received exemptions from acquisition and registration taxes related to its land, in the amount of ~~W~~491 million during the year ended December 31, 2003. Also, the Company is exempt from paying the annual property tax on 100% of the share of its building and land related to foreign investment for 5 years and 50% of the share of foreign investment for three years thereafter. In addition, the Company will receive tax holidays related to the share of income tax related to foreign investment, once it begins earning income or 5 years after the Company was granted the tax holiday, whichever occurs first. The tax holiday will equal 100% of the foreign investment share of the income tax for seven years, and 50% of the foreign investment share for three years thereafter. Benefits received based upon foreign investment shares are subject to change based upon subsequent changes in the foreign investment as a percentage of total ownership.

12. Commitments and Contingencies

In 2003 and 2002, the Company leased certain office facilities, apart from those adjacent to its manufacturing facility in Incheon. In order to occupy these office facilities, the Company paid two deposits totaling ~~W~~350 million in 2002 to the lessor. The lease agreement extends automatically after two years should the lease term expire with no additional agreement. Upon termination of the lease, the landlord will return the deposit to the Company. ~~W~~133 million was returned to the Company in 2003, upon vacating certain parts of the leased premises.

In December 2002, the Company entered into an engineering, procurement and construction agreement (“Construction Agreement”) with Daewoo pursuant to which Daewoo agreed to engineer and construct the Company’s Incheon facility. The cost under the Construction Agreement is estimated to be ~~W~~47,400 million plus 25.7 million Swiss francs, which was the equivalent of ~~W~~21,100 million in December 2002, subject to certain exceptions for change orders and changed circumstances such as force majeure and changes in law. The Company may terminate the Construction Agreement and pay only for services rendered. Amounts due under the Construction Agreement are paid by the Company based on monthly invoicing and achievement of specified milestone events. In accordance with the Construction Agreement, the Company transferred to Daewoo advanced payments of ~~W~~13,860 million and 1.3 million Swiss francs (the equivalent of ~~W~~1,127 million) in the first quarter of 2003. The Company applies a portion of the advanced payments to approximately 32% of each scheduled Won payment and 10% of each scheduled Swiss franc payment. At December 31, 2003, ~~W~~5,825 million and zero Swiss francs of the advanced payments remain outstanding with Daewoo. The Company originally expected the work under the Construction Agreement to be completed in 2005. See Subsequent Events in Note 14 for descriptions of amendments signed with Daewoo.

The Company is subject to a wide variety of laws and regulations relating to land use and development and to environmental compliance and permitting obligations, including those related to the use, storage, discharge, emission and disposal of hazardous materials. Certain claims, suits and complaints in the ordinary course of business may arise against the Company. In the opinion of management, all such matters known to management are either without merit or would not have a material effect on the financial position, results of operations or liquidity of the Company if disposed of unfavorably. See Subsequent Events in Note 14.

13. Legal Proceedings

From time to time, in the ordinary course of business, the Company may be subject to legal proceedings. While management cannot predict the ultimate outcome of such matters, it is management’s opinion that the resolution of any pending issues will not have a material adverse effect on the financial position, cash flows or results of operations of the Company.

14. Subsequent Events

Consulting Agreement

In January 2004, the Company entered into a consulting agreement with a third party for business development services totaling one million U.S. dollars. Thirty percent of the fee was paid in 2004 upon the successful execution of a Letter of Intent with a prospective biopharmaceutical client. An additional 30% of the fee was payable within one month following the successful execution of a definitive agreement with the biopharmaceutical client, and the remaining 40% of the fee was payable within two months following the successful execution of such agreement. The remaining amounts due under the consulting agreement were paid in 2005.

Relationship with VaxGen

The JVA was amended by VaxGen and the Korean Investors (“Revised JVA”) on December 30, 2004. Under the terms of the Revised JVA, as of April 2006, Celltrion is managed by a Board of Directors comprised of six individuals. VaxGen and Nexol both hold two seats on the Celltrion Board and are entitled to appoint a senior executive officer (“Representative Director”) of Celltrion. VaxGen may continue to hold these two seats on the Board and appoint a Representative Director so long as it retains 66-2/3% of its initial shareholdings in Celltrion. The laws of the Republic of Korea govern the Revised JVA.

On December 30, 2004, VaxGen and the Korean Investors also executed a Termination Agreement, which provided for the termination of the Supply Agreement, the License Agreement and the Sub-License Agreement. The Company has the right to continue to use certain technology previously transferred to it by VaxGen and may purchase future technical support and certain services from VaxGen under a Technical Support and Services Agreement, which was also executed on December 30, 2004.

In addition, per the terms of the JVA and as a result of termination of the Supply Agreement, all outstanding preferred stock (including warrants and stock options) converted into common stock; however, since there were insufficient shares of authorized common stock available at the time, the conversion did not become effective until the stockholders had approved an increase in authorized shares at the Company’s annual stockholders’ meeting in March 2005. No dividends were paid to the holders of preferred stock.

Also on December 30, 2004, VaxGen and the Korean Investors executed the Surrender Agreement. This agreement, which was amended on March 7, 2005, provides for the return to the Company of two million shares of Celltrion common stock held by VaxGen and 281,005 shares held by JS. This agreement was approved by the Company’s stockholders in March 2005 and became effective in May 2005.

In addition, and also on December 30, 2004, VaxGen exercised its right to acquire all of the Company’s shares in VCI for ~~W~~7,979 million, making VaxGen the sole stockholder in VCI.

VaxGen and the Company entered into a Technical Support and Services Sub-Agreement (“Sub-Agreement”) effective in June 2005. The Sub-Agreement provides for VaxGen to assist the Company with services required under the Bristol-Myers Squibb Company agreement discussed below. The Sub-Agreement initially extends through November 2006 and may be extended via good faith negotiations. Under the Sub-Agreement, VaxGen will be paid for out-of-pocket expenses and services rendered, plus potentially 3.5 million U.S. dollars (~~W~~3,621 million as of June 30, 2005) for the successful completion of defined milestones. In February 2006, the Sub-Agreement was amended to eliminate the milestone payments.

Also, in February 2006, VaxGen and the Company entered into an agreement whereby the Company agreed to use its best efforts to timely prepare annual and quarterly financial statements in accordance with U.S. GAAP. Under the agreement, VaxGen agreed to reimburse Celltrion for all invoiced costs of the independent accountants relating to the preparation of U.S. GAAP financial statements as well as all invoiced costs of audits and reviews performed by the independent auditors. In addition, VaxGen will compensate Celltrion for the cost of internal resources utilized in support of these activities at a rate of 190% of the employee’s hourly wage; such costs shall not exceed ~~W~~300 million per year and shall be subject to approval in advance by VaxGen.

Termination of JVA and Shareholder’s Agreement

Effective as of September 7, 2006, the Joint Venture Agreement dated February 25, 2002 and amended Joint Venture Agreements dated July 14, 2004 and December 30, 2004 between VaxGen, Nexol, Nexol Co, KT&G and Nexol Venture Capital Co., Ltd. (Formerly known as J. Stephen & Company Ventures Ltd.) were mutually terminated in its entirely, except the Termination Agreement does not give any effect on technical support and service provision between VaxGen and Celltrion. On the same date, KT&G, Nexol, Nexol Biotech Co. Ltd and Nexol Venture Capital Co. Ltd entered into a shareholder’s agreement.

Stock, Options and Warrants

On March 24, 2004, March 29, 2005 and March 24, 2006, the Company awarded stock option grants to employees for 51,900 shares, 302,900 shares and 267,950 shares, respectively, at exercise prices of ~~W~~8,334, ~~W~~7,675 and ~~W~~7,047, respectively. These grants and the stock option grants issued in 2002 and 2003 contain an anti-dilution provision. Accordingly, in 2004, 2005 and 2006, these stock option grants’ exercise prices and the number of shares granted were modified, per the terms of the stock options.

On July 14, 2004, VaxGen and the Korean Investors amended the JVA that formed the Company (“Amended JVA”). Pursuant to the Amended JVA, the Parties authorized the Company to issue up to four million shares of preferred stock at an issue price of ~~W~~5,000 per share in 2004 (“First Tranche”) and up to two million shares of preferred stock at an issue price of ~~W~~5,000 per share in 2005 (“Second Tranche”). If the then-existing stockholders of Celltrion did not subscribe for all of the shares in the First Tranche (“Unsubscribed Shares”), the Celltrion Board of Directors would dispose of the Unsubscribed Shares as follows: (a) JS could purchase the same percent of the Unsubscribed Shares as their percentage ownership in Celltrion as of July 14, 2004; and (b) Nexol or Nexol Co would then be allowed to subscribe for any remaining Unsubscribed Shares. If the then-existing stockholders of Celltrion did not subscribe for all of the shares in the Second Tranche, such Unsubscribed Shares would be sold to Nexol or Nexol Co. VaxGen, KT&G and JS agreed not participate in the Second Tranche in 2005. On December 30, 2004, the First Tranche was extended by the Company’s Board of Directors until March 31, 2005.

In 2004, the Company issued 2,050,300 shares of its preferred stock under the First Tranche at a price of ~~W~~5,000 per share, resulting in proceeds of ~~W~~10,252 million. Daewoo purchased 63,745 of these shares and another vendor purchased 16,083 shares.

In March 2005, the Company issued 1,949,700 shares under the First Tranche at a price of ~~W~~5,000 per share, resulting in proceeds of ~~W~~9,749 million.

In May 2005, the Company issued 2,872,840 shares of common stock to existing stockholders in a proportionate stock dividend.

In July 2005, the Company sold three million shares of its common stock to the existing stockholders and others at a price of ~~W~~5,000 per share, resulting in proceeds of ~~W~~15,000 million. Two members of the Company’s Board of Directors purchased an aggregate of 756,321 of these shares, VaxGen purchased 239,068 shares, employees purchased an aggregate of 20,230 shares and two vendors purchased an aggregate of 24,554 shares.

In August 2005, the Company issued 1,986,301 shares of its common stock under the Second Tranche at a price of ~~W~~5,000 per share, resulting in proceeds of ~~W~~9,932 million. A member of the Company’s Board of Directors purchased 79,149 of these shares, an employee purchased 924 shares and a vendor purchased 8,041 shares. Prior to becoming a member of the Company’s Board of Directors, this individual purchased 158,298 shares of the Company’s preferred stock in 2004 under the First Tranche at a price of ~~W~~5,000 per share.

In August 2005, Nexol purchased 260,000 shares of the Company’s common stock from Daewoo under their January 2003 purchase agreement.

In September 2005, Nexol Co purchased all of the outstanding common shares of JS. In October 2005, JS became an affiliate of Nexol. In connection with its acquisition by Nexol, its name was changed to Nexol Venture Capital Co., Ltd.

In September 2005, VaxGen sold 1,200,000 shares of the Company’s common stock. Nexol Co purchased 250,000 of these shares from VaxGen. Subsequent to this transaction, Nexol and its related parties became the largest stockholder of the Company.

In January 2006, the Company sold 1,136,360 shares of its common stock to institutional investors at a price of ~~W~~22,000 per share, resulting in proceeds of ~~W~~25,000 million.

Agreements with Bristol-Myers Squibb Company

In June 2005, the Company entered into several agreements to manufacture biologic products being developed by Bristol-Myers Squibb Company (“BMS”). The Company plans to manufacture BMS products in bulk at its production facility in Incheon, Republic of Korea. The Celltrion manufacturing facility is capable of producing BMS’s abatacept. Technology transfer activities began immediately upon the execution of the BMS agreements and production of product, which will be manufactured according to U.S. cGMP standards, is expected to utilize a significant portion of Celltrion’s 50,000 liters of bioreactor capacity beginning in 2006.

The Company plans to expand total of 150,000 liters of bioreactor capacity in addition to existing manufacturing facility. From the planned expansion of 150,000 liters, the Company will designate 60,000 liters of bioreactor capacity to provide BMS with manufacturing services using the BMS process in accordance with the Supply Agreement entered into with BMS on July 2006. Construction on the new facility, which is adjacent to the current facility, commenced in July 2006.

Agreements with Igeneon

In July 2005, the Company and Aphton Corporation’s wholly-owned subsidiary (“Igeneon”) signed a licensing and commercialization agreement and a product development and manufacturing agreement related to the manufacturing, marketing and distribution of Igeneon’s clinical product candidate IGN311. Under the agreements, Igeneon granted Celltrion a license to commercialize IGN311 in certain Asian countries, including Japan. In return, Igeneon will receive from Celltrion milestone payments totaling six million U.S. dollars. In addition, Celltrion will provide development and manufacturing services related to the optimization and upscaling of IGN311 and will produce material for further clinical development.

Construction Agreement

In July 2005, the Company amended the engineering, procurement and construction agreement (“Amended Construction Agreement”) with Daewoo pursuant to which Daewoo agreed to engineer and construct the Company’s Incheon facility on a turnkey basis. The amended cost under the Construction Agreement is estimated to be ~~W~~47,400 million plus 26.9 million Swiss francs which was the equivalent of ~~W~~21,500 million in July 2005. The Company expects the work under the Amended Construction Agreement to be completed in 2006.

Interest Rate Swap

In October 2005, the Company issued a one-year bond for ~~W~~20,000 million to Shinhan Bank at a variable interest rate, equal to the 91-day CD rate plus 2.05%. Subsequent to the issuance of the bond, the Company entered into an interest rate swap agreement with Shinhan Bank at a fixed interest rate of 6.63%.

Purchase of Land

In February 2006, the Company entered into a Land Purchase Agreement with Incheon Metropolitan City at a stated price of ~~W~~24,700 million and made an advance principal payment of ~~W~~2,470 million. In March 2006, the Company and Incheon Metropolitan City entered into an amended agreement, which reduced the original discount received and increased the stated price of the land to ~~W~~32,931 million. As a result, the Company made an additional advance payment of ~~W~~823 million. The Company is obligated to pay for the land in five annual installments of ~~W~~5,928 million, plus interest at 4.0%, beginning in March 2007.

Agreements with A&G Pharmaceutical, Inc.

In April 2006, the Company entered into several agreements with A&G Pharmaceutical, Inc. (“A&G”) to manufacture and supply clinical and commercial material of GP88Ab as well as to develop and commercialize a partner for GP88Ab. Under the agreements, A&G granted or will grant to the Company a first right of negotiation to manufacture and supply the clinical materials for Phase III clinical trials as well as the commercial materials. Also, A&G granted the Company an exclusive license and sublicense to develop, have developed, make, use, offer for sale, sell and have sold products in the certain territory and also the right to give a sublicense to third parties with the approval of A&G. In return, A&G will receive from the Company milestone payments totaling 2 million U.S. dollars upon completion of various phases to reach the Clinical Phase II. In consideration for the commercialization license, the Company shall pay to A&G a royalty equal to a certain percentage of the net sales of the Company. Separately, on July 14, 2006, the Company purchased 769,230 shares of A&G common stock for 2 million U.S. dollars.

Financing for Facility Expansion

In June 2006, the Company obtained collateralized long-term financing of ~~W~~20,000 million and 20,835 thousand U.S. dollars from Woori Bank and Shinhan Bank, respectively, to be used for construction of a second manufacturing facility adjacent to the current facility. In addition, with regard to the financing from Shinhan Bank, the Company entered into an interest rate swap agreement with Shinhan Bank in order to hedge the variable interest rate of 3 months LIBOR plus 1.19% to the fixed interest rate of 6.20%. The Company also entered into a currency swap agreement with Shinhan Bank to convert the U.S. dollar-denominated borrowing into Korean Won-denominated borrowing.

Restricted Cash

In October 2004, the Company was released from the requirement to maintain a ~~W~~10,000 million deposit to secure a loan for the construction of the Company’s facility.